Exhibit 10.19
August 20, 2001
To: Dr. Hyun Jong John Shin
Dear Dr. Shin:
Silicon Image, Inc. (the “Company”) is pleased to confirm our offer to you with us, in the position of Vice President, Advanced Technology Development. The terms of our offer and the benefits currently provided by the company are as follows:
1.	Your starting base salary will be $225,000 per year and will be subject to annual review. You will also receive a one time signing bonus of $25,000, payable after 90 days of employment with Silicon Image, on the terms and condition that you have been employed at Silicon Image for 12 months. If you fail to complete the 12 months, you will refund the monthly-prorated amount of your signing bonus back to Silicon Image. In addition, you will be eligible to participate in regular health insurance, vacation and other employee benefit plans established by the Company for its employees from time to time.

2.	As an employee of the Company you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interest of the Company, you will need to sign the Company’s standard “Employee Inventions and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not wish you to bring any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer.

3.	Management will recommend that the Board of Directors approve a grant to you of stock options for 350,000 shares of the Company’s Common Stock. The vesting schedule for all options will be at a rate of 25% for the first 12 months, and thereafter, at 2.083% after each full succeeding month. However, the grant of such options by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation, and is not intended to create any obligation on the part of the Company. Further details on the Company’s Option Plan and any specific grant to you will be provided upon approval of such grant by the Board.

4.	This offer of employment is made to you in confidence, and its terms must not be disclosed by you to anyone outside your immediate family. If you do disclose any of its terms to such a family member, you must caution him or her that such information is confidential and must not be disclosed to anyone.

5.	While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

6.	Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986. within three business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U. S. citizens and non-U.S. citizens alike, you may contact our Human Resource department.

7.	Please sign the enclosed copy of this letter in the space indicated and return it to the Human Resource department. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer and the attached documents. Should you have anything else that you wish to discuss, please do not hesitate to call.
     We look forward to the opportunity to welcome you to Silicon Image, Inc.
     Sincerely,

Doris Suh	8/20/01

Doris Suh
Sr. Dir, HR
Acknowledged. Accepted and Agreed
Hyun Jong John Shin	8/21/01	11/6/01

Hyun Jong John Shin	Date	Start Date
     This letter is simply for your information and is not to be construed as a contract of employment.